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                                                                  EXHIBIT 10.23

February 1, 1998

Vincent F. Ratford
5689 Snowdon Place
San Jose, California 95138

Dear Vincent:

        It give us a great pleasure to extend this offer of employment to you with Virage Logic Corporation. Virage Logic is an emerging semiconductor startup and will greatly benefit from your contributions. To be sure that you understand the terms and conditions of this offer of employment, I would like to detail them below:

        This offer is conditioned on Virage Logic getting a commitment from investors to close financing in the next 2-4 weeks or get a very firm commitment to secure such financing.

        Your position will be Vice President of worldwide marketing and sales reporting to me. In this position you will receive a base salary of $140,000 per year plus the following compensation package:

        1. $10,000 bonus if Virage Logic realizes $2.5 Million in sales in total (including the pre booked sales) for the fiscal year 1998 ending September 30, 1998.

        2. Additional $30,000 bonus (prorated from $2.5M) if Virage Logic realizes $5.0 Million (including the pre booked sales) in sales for the fiscal year 1998 ending September 30, 1998.

        3. Additional $20,000 bonus (prorated from $5.0M) if Virage Logic realizes $6.0M.

        The bonus will be paid every quarter as Virage Logic hits the target millstones.

        In addition to this, we would like to offer you 200,000 (Two Hundred Thousand) Founders shares of Virage Logic Corporation to be vested over four years and subject to the board of directors approval.

        In the event that your employment is terminated for reason other than for cause following a change of control of the company, 25% of the remaining unvested stock will vest and become immediately exercisable. In addition, you will receive 3 months of base salary as severance pay.


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Vincent F. Ratford
February 1, 1998
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        If the company is acquired after you have been with Virage Logic more than one year, all unvested shares become immediately fully vested and subject to the same constrained put forth on the shares of the key personal of the company.

        You will be eligible for all the standard company benefits, including a full medical and dental coverage as of the date of hire. Two weeks of vacation and 10 paid holidays.

        As is normal practice, this offer is contingent upon verification of work authorization as required by the Immigration Reform and Control Act of 1986, as well as your signing the "Employment Invention and Confidential Information Agreement." I have enclosed a copy of the Employment Invention and Confidential Information Agreement for your review.

        If you find the terms of this offer acceptable, please sign below conveying your acceptance and indicate a start date prior to returning this letter. Retain the enclosed copy of this letter for your records. Vin, we are excited about the opportunity to have you join our Company and personally I am very excited to work with you. We are confident you will make a significant contribution to the success and future of Virage Logic Corporation. We certainly look forward to an affirmation reply to his offer by February 4, 1998.

Very truly yours,

Adam Kablanian
President and CEO



/s/  Vincent Ratford                    2/5/98
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Signature of Applicant                  Start Date